ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

For Immediate Release	For more information, please contact:
Release Date: April 25, 2011	Jeremy Goldberg	(216) 797-8715

ASSOCIATED ESTATES REALTY CORPORATION REPORTS FIRST QUARTER RESULTS

First Quarter Same Community NOI Up 4.8%

Cleveland, Ohio – April 25, 2011 – Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today reported financial results for the first quarter ended March 31, 2011.

Funds from operations (FFO) for the first quarter ended March 31, 2011 was $0.23 per common share (basic and diluted), compared with $0.20 per common share (basic and diluted), for the first quarter ended March 31, 2010, a 15% per share increase.  FFO as adjusted for the first quarter of 2010 was $0.18 per common share (basic and diluted) after adjusting for a credit to expense of $554,000 or approximately $0.02 per common share for a refund of defeasance costs on certain previously defeased loans.  There were no adjustments in the first quarter of 2011, which resulted in a 28% FFO as adjusted per share increase when comparing the first quarter of 2011 to the first quarter of 2010.

Net loss applicable to common shares was $3.1 million or $0.07 per common share (basic and diluted) for the first quarter ended March 31, 2011, compared with net loss applicable to common shares of $4.0 million or $0.19 per common share (basic and diluted) for the first quarter ended March 31, 2010.

Total revenue for the first quarter of 2011 was $43.4 million compared with $33.0 million for the first quarter of 2010.

"Our markets performed better than we expected in the first quarter," said Jeffrey I. Friedman, president and chief executive officer.  "Operating fundamentals are strong and our portfolio-wide occupancy was nearly 96% at the end the quarter," Friedman added.

A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Same Community Portfolio Results

Net operating income (NOI) for the first quarter of 2011 for the Company's same community portfolio increased 4.8% compared with the first quarter of 2010. Revenue increased 2.8% and property operating expenses increased 0.4% when compared with the first quarter of 2010.  Physical occupancy was 95.8% at the end of the first quarter 2011 versus 95.3% at the end of the first quarter of 2010.  Average net rent collected per unit for the first quarter 2011 for the same community properties was $867 per month compared with $844 for the first quarter of 2010.  Net rent collected per unit for the first quarter 2011 for the Company's same community Midwest portfolio increased 3.4% to $797; net rent collected per unit for the Company's same community Mid-Atlantic portfolio increased 1.5% to $1,172; and net rent collected per unit for the Company's same community properties in the Southeast markets increased 1.8% to $895.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's website at www.AssociatedEstates.com, or by clicking on the following link: http://ir.AssociatedEstates.com/results.cfm.

Financing Activity

During the quarter, the Company repaid seven mortgage loans totaling $53.3 million that were scheduled to mature in 2011, leaving the Company with no remaining debt maturities in 2011.  These repayments were funded on the unsecured revolving credit facility.

On April 7, 2011, the Company closed on a $47.6 million loan with Fannie Mae on The Ashborough apartments, located in Ashburn, Virginia.  The loan has a seven year term, is full term interest-only and carries a 4.6% fixed rate.  Proceeds from the loan were used to pay down the unsecured revolving credit facility.

These financing activities resulted in the Company having 31 of its 52 properties without a mortgage as of the date of this release.  These 31 unencumbered properties generated approximately 45% of first quarter 2011 NOI.

2011 Outlook

The Company has reaffirmed its full year FFO as adjusted guidance range of $1.02 to $1.06 per common share (basic and diluted).  Detailed assumptions relating to the Company's earnings guidance can be found on page 20 of the first quarter 2011 supplemental fact booklet on the Company's website at www.AssociatedEstates.com.

Conference Call

A conference call to discuss the results will be held on April 26, 2011 at 2:00 p.m. Eastern.  To participate in the call:

Via Telephone: The dial-in number is 800-860-2442, and the passcode is "Estates."

Via the Internet (listen only):  Access the Company's website at www.AssociatedEstates.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the "Q1 2011 Earnings Webcast" link.  The webcast will be archived through May 10, 2011.

Company Profile

Associated Estates is a real estate investment trust ("REIT") and is a member of the Russell 2000 and the MSCI US REIT Index. The Company is headquartered in Richmond Heights, Ohio. Associated Estates' portfolio consists of 52 properties containing 13,662 units located in eight states. For more information about the Company, please visit its website at www.AssociatedEstates.com.

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ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

FFO and FFO as adjusted are non-Generally Accepted Accounting Principle measures.  The Company generally considers FFO and FFO as adjusted to be useful measures for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company’s real estate between periods or to different REITs.  A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be included with this earnings release and furnished to the Securities and Exchange Commission on Form 8-K.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2011 performance, which are based on certain assumptions.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "expects," "projects," "believes," "plans," "anticipates" and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; elimination or limitations to federal government support for Fannie Mae and/or Freddie Mac that might result in significantly reduced availability of mortgage financing sources as well as increases in interest rates for mortgage financing; the ability of the Company to refinance debt on favorable terms at maturity; risks of a lessening of demand for the multifamily units owned by the Company; competition from other available multifamily units and changes in market rental rates; new acquisitions and/or development projects may fail to perform in accordance with the Company’s expectations; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses; weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases and unanticipated repairs; inability of the Company to control operating expenses or achieve increases in revenue; shareholder ownership limitations that may discourage a takeover otherwise considered favorably by shareholders; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims that are not covered by the Company’s insurance; catastrophic property damage losses that are not covered by the Company's insurance; the ability to acquire properties at prices consistent with the Company’s investment criteria; risks associated with property acquisitions such as failure to achieve expected results or matters not discovered in due diligence; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located; and construction and construction business risks, including, without limitation, rapid and unanticipated increases of building materials and commodities.

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

		ASSOCIATED ESTATES REALTY CORPORATION
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended
		March 31,
		2011	2010

Total revenue		$43,364	$32,956

Net (loss) income attributable to AERC		$(3,082)	$(2,906)
Add:	Depreciation - real estate assets	10,498	8,223
	Amortization of intangible assets	2,102	-
Less:	Preferred share dividends	-	(1,050)

Funds from Operations (FFO) (1)		$9,518	$4,267

Funds from Operations (FFO) as adjusted (2)		$9,518	$3,713

Add:	Depreciation - other assets	455	397
	Amortization of deferred financing fees	473	382
Less:	Recurring fixed asset additions	(1,491)	(1,221)

Funds Available for Distribution (FAD) (3)		$8,955	$3,271

Per share:
Net (loss) income applicable to common shares - basic and diluted		$(0.07)	$(0.19)
Funds from Operations - basic and diluted (1)		$0.23	$0.20
Funds from Operations as adjusted - basic and diluted (2)		$0.23	$0.18
Dividends per share		$0.17	$0.17
Weighted average shares outstanding - basic and diluted		41,262	21,199

ASSOCIATED ESTATES REALTY CORPORATION 1st QUARTER EARNINGS

(1)

The Company defines FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").  This definition includes all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles ("GAAP"), adjusted for depreciation on real estate assets and amortization of intangible assets, gains on insurance recoveries and gains and losses from the disposition of properties and land. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(2)

The Company defines FFO as adjusted as FFO, as defined above, as reduced by refunds on previously defeased loans of $(554,000) for the three months ended March 31, 2010.  In accordance with GAAP, these refunds on previously defeased loans are included as an offset to interest expense in the Company's Consolidated Statement of Operations.  The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(3)

The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on Associated Estates’ website at www.AssociatedEstates.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of www.AssociatedEstates.com.